Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-57354) of Pennichuck Corporation of our report dated March 31, 2006 relating to the financial statements and financial statement schedules, which appears in the Annual Report on Form 10-K of Pennichuck Corporation for the year ended December 31, 2005.

/S/ PricewaterhouseCoopers LLP

Boston, MA

August 20, 2007